Exhibit 99.4

AEVI MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Aevi’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and related notes appearing in Exhibit 99.2 and Exhibit 99.3 of this Form 8-K. This discussion and analysis contains forward‑looking statements that involve risks, uncertainties and assumptions. The actual results might differ materially from those anticipated in these forward‑looking statements as a result of certain factors, including, but not limited to, those which are not within Aevi’s control.
Overview
Aevi is a clinical stage biopharmaceutical company with an emphasis on identifying the drivers of disease and applying this understanding to the pursuit of differentiated novel therapies primarily for pediatric onset, life‑altering diseases, including rare and orphan diseases. Aevi looks to find treatments for rare and orphan diseases for which there are limited therapeutic options currently available, with a primary focus on pediatric patients. This strategy begins with identifying and validating a therapeutic target and using biomarkers to guide product development. The strategy also involves identifying and acquiring otherwise abandoned or overlooked drug candidates and matching targets and mechanisms of action to novel discoveries.
Aevi has partnered with CAG at CHOP to implement a genomic medicine driven approach to drug development. Included in the assets at CAG is a fully automated biorepository containing specimens from more than 75,000 pediatric patients and 150,000 relatives of those patients. The sample is highly enriched for rare and orphan diseases and the large majority of patients have been genotyped. Their phenotypes are recorded in a modern electronic health record that is linked to the genomics database and biorepository. The patients in the database have consented to anonymized use of their data for research and follow up contact if needed.
Aevi has recently successfully added two phase 2 ready programs to its development pipeline, AEVI‑006 and AEVI‑007, and continues to pursue discussions related to potentially expanding its pipeline of development programs through the in‑license or acquisition of future product development candidates.
Aevi has generated significant losses to date, and it expects to continue to generate losses as it progresses towards the commercialization of its product candidates. Aevi has incurred net losses of approximately $4.04 million for the three‑month period ended September 30, 2019. As of November 31, 2019, Aevi had cash and cash equivalents of approximately $2.38 million.
The CHOP Foundation is Aevi’s largest stockholder. As of September 30, 2019, the CHOP Foundation and certain related parties beneficially owned 21,311,586 shares of Aevi’s common stock. The shares of common stock beneficially owned by the CHOP Foundation and certain related parties represent approximately 31.5% of Aevi’s outstanding shares of common stock. In March 2019, Aevi amended its Research Agreement and License Agreement with CHOP to allow Aevi to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for a non‑interest‑bearing convertible note in the amount of such deferral, the CHOP Note. On October 4, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of CHOP Note until November 15, 2019, with an automatic further extension to December 15, 2019, if Aevi had entered into a definitive agreement concerning a financing of at least $20 million on or prior to November 15, 2019. In addition, pursuant to the agreement, Aevi and CHOP agreed to amend certain agreements relating to the relationship between CHOP and Aevi to return to CHOP certain intellectual property on which Aevi is no longer focused and provide that the Research Agreement continues after June 30, 2020, only upon the mutual agreement of CHOP and Aevi. On November 18, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of the CHOP Note until December 15, 2019, with an automatic further extension to February 15, 2020, upon the occurrence of certain circumstances, which included entering into the Merger Agreement. In addition, pursuant to the Agreement, the principal amount of the CHOP Note was increased to $4,354,166.63, and it increased to $4,749,999.96 on December 15, 2019 as a result of the automatic extension having been triggered and it will increase to $5,145,833.29 if the CHOP Note is still outstanding on January 15, 2020. In addition, Aevi agreed that immediately prior to the consummation of a change of control transaction, the CHOP Note will convert into a number of shares of Aevi common stock equal to one‑third of the shares of Aevi common stock outstanding at such time.
On December 5, 2019, Aevi entered into the Merger Agreement with Cerecor, Merger Sub and Second Merger Sub, pursuant to which Merger Sub will merge with and into Aevi, and, as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving corporation. On February 3, 2020, the Merger was consummated in accordance with the terms of the Merger Agreement.
AEVI‑001 (mGluR+ Genetic Subset ADHD)
On January 2, 2019, Aevi announced that the ASCEND trial, a genomically‑guided Phase 2 double‑blind, placebo‑controlled clinical trial of orally‑administered AEVI‑001 (100 – 400 mg BID) did not achieve statistical significance on the primary endpoint of reduction of ADHD‑RS in either Part A or Part B after 6 weeks of treatment with AEVI‑001. Given the negative outcomes of the ASCEND trial, Aevi terminated the AEVI‑001 program and returned all intellectual property related to such program back to CHOP.
AEVI‑004 (novel co‑crystal version of AEVI‑001)
AEVI‑004 is a co‑crystal version of AEVI‑001. Given the negative outcomes of the ASCEND trial, there are no current clinical development plans for AEVI‑004 and Aevi returned all intellectual property related to such program back to CHOP.
AEVI‑002 (Anti‑LIGHT Monoclonal Antibody)
AEVI‑002 is a potential first‑in‑class anti‑LIGHT monoclonal antibody, or the Antibody, being developed for use in Pediatric Onset Crohn’s disease. Pediatric Onset Crohn’s disease may have a more aggressive phenotype than adult onset disease. The genomic rationale for the use of anti‑LIGHT antibody in Crohn’s disease was validated by CAG research showing the association to a loss of function mutation in decoy receptor 3 (DcR3). Aevi has subsequently shown that a majority of pediatric patients with active Crohn’s disease have elevated levels of free LIGHT, in serum.
In June 2016, Aevi entered into the Development and Option Agreement, with KHK, pursuant to which Aevi acquired certain rights with respect to the development and potential commercialization of the Antibody. Under the Development and Option Agreement, Aevi received an exclusive option for exclusive rights to develop products containing the Antibody, or an Antibody Licensed Product, exclusive rights to commercialize Antibody Licensed Product in various countries and to conduct various development activities with respect to the Antibody Licensed Product, including the conduct of a signal finding study testing the Antibody in Severe Pediatric Onset Inflammatory Bowel Disease.
An 8‑week Phase Ib proof‑of‑concept study has been initiated, with the goal of enrolling up to 12 patients with a Pediatric Onset Crohn’s disease diagnosis with most patients being refractory to treatment with TNF‑á inhibitors, with or without a DcR3 mutation. The endpoints of the trial include endoscopic evaluation, Crohn’s Disease Activity Index ratings and safety. On November 20, 2019, Aevi dosed the first patient in this Phase Ib trial. Active recruitment for the trial has been underway for more than two years. The ability to produce initial data from the trial is directly dependent on successful patient recruitment; thus, continued difficulties in recruitment could cause a significant delay or an inability to deliver any initial data for the program.
AEVI‑005 (Monoclonal Antibody)
AEVI‑005 is the second monoclonal antibody Aevi is developing as part of its ongoing collaboration with KHK. Aevi is studying AEVI‑005 in an undisclosed ultra‑orphan auto‑immune pediatric disease. Aevi initiated a preclinical research program with AEVI‑005 in the second quarter of 2018.
AEVI‑006 (mTORC1/2 Inhibitor)
In July 2019, Aevi entered into an exclusive license agreement with OSI Pharmaceuticals, LLC, an indirect wholly owned subsidiary of Astellas, for the worldwide development and commercialization of Astellas’ novel, second generation mTORC1/2 inhibitor, AEVI‑006.
Aevi plans to initially develop AEVI‑006 for use in congenital complex Lymphatic Malformations, which includes a number of rare and orphan diseases.
Lymphatic Malformations are rare and orphan congenital and potentially life‑threatening diseases of the lymphatic system. Some of the diseases involved are Generalized Lymphatic Anomaly (GLA), Kaposiform lymphangiomatosis (KLA), and Gorham‑Stoudt disease (GSD). Most lymphatic malformations are evident at birth or within the first two years of age. The exact prevalence of lymphatic malformations in the general population is unknown, but is thought to be approximately 1 in every 4,000 live births. There may be as many as 30,000 to 60,000 Americans living with congenital lymphatic malformations. In some cases, the disease may be familial and have a recognizable genetic cause. In most cases it appears to be sporadic, although somatic genetic mutations are often present. The mTORC1/2 pathway is believed to be involved in greater than 80% of patients with congenital Lymphatic Malformations.
There are currently no approved drug therapies for Lymphatic Malformations. AEVI‑006 is a new targeted therapy that may address the underlying cause in the majority of these patients.
Aevi has scheduled a pre‑IND meeting with the FDA to discuss the path forward for development of AEVI‑006 for the treatment of lymphoid malformations. Aevi plans to propose to open the IND with a 4‑week phase 1/2 PK/PD, safety and POC study in adult patients with lymphatic malformations and begin enrollment in 2020. Detailed study design will be based on FDA and investigator feedback.
AEVI‑007 (Anti‑IL18 Monoclonal Antibody)
In August 2019, Aevi obtained the right to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca, for a Phase 2‑ready fully human monoclonal antibody that targets interleukin 18, or IL‑18, AEVI‑007. In December 2019, Aevi exercised the option and paid AstraZeneca a combined mid‑single digit millions in cash and equity upon execution of the option.
Aevi initially plans to develop AEVI‑007 for adult onset Still’s disease, or AOSD, a serious rare and orphan rheumatological disease affecting adults. The disease is similar to systemic onset juvenile idiopathic arthritis that affects children. The etiology of AOSD is unknown with both genetic and infectious factors being implicated. The hallmarks of the disease are persistent daily fever, rash and arthralgias. Many patients suffer complications including splenomegaly, heart and liver disease. Some AOSD patients develop macrophage activation syndrome, a severe acute complication that may cause rapid multi‑organ failure and even death. There are currently no approved biologic therapies in the United States for the treatment of AOSD.
Aevi intends to request a pre‑IND meeting with the FDA to discuss the path forward for development of AEVI‑007 for the treatment of AOSD. Aevi plans to propose to open the IND with a 12‑week phase 1/2 PK/PD, safety and POC study in adult patients with AOSD and potentially begin enrollment in 2020. Detailed study design and the ability to meet the enrollment initiation timeline will be based on FDA and investigator feedback.
Financial Operations Overview
Aevi has generated significant losses to date, and it expects to continue to generate losses as it progresses towards the commercialization of its product candidates. Aevi incurred net losses of approximately $12.53 million for the nine‑month period ended September 30, 2019. As of September 30, 2019, Aevi had negative stockholders’ equity of approximately $3.46 million. As of September 30, 2019, Aevi had cash and cash equivalents of $2.38 million. Aevi believes that cash on hand will be sufficient to enable it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2019, however, Aevi’s current resources would not enable it to repay the CHOP Note if CHOP elected to be paid in cash. These conditions raise substantial doubt about Aevi’s ability to continue as a going concern within one year after the date of the filing of this Form 8-K. Aevi is unable to predict the extent of any future losses or when it will become profitable, if at all.
To alleviate the conditions that raise substantial doubt about Aevi’s ability to continue as a going concern, the board of directors commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value. These alternatives could include, among others, continuing to execute Aevi’s business plan, issuing or transferring shares of its common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of Aevi, or some combination of these. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that Aevi’s board of directors will determine that continuing its current business operations is in the best interest of Aevi’s stockholders. If Aevi raises additional funds through strategic collaborations and alliances or licensing agreements with third parties, which may include existing collaboration partners, Aevi may have to relinquish valuable rights to its technologies or product candidates, including AEVI‑002, AEVI‑005, AEVI‑006, AEVI‑007 and other product candidates, or grant licenses on terms that are not favorable to Aevi. To the extent that Aevi raises additional capital through the sale of equity, the ownership interest of Aevi’s existing stockholders will be diluted and other preferences may be necessary that adversely affect the rights of existing stockholders. If none of these alternatives is available, or if available, Aevi is unable to raise sufficient capital through such transactions, Aevi will not have sufficient cash resources and liquidity to fund its business operations for one year after the date of the filing of this Form 8-K. Accordingly, management has concluded that substantial doubt exists with respect to Aevi’s ability to continue as a going concern within one year after the date that the financial statements are issued.
Research and Development Expense
Research and development expense consists of: (i) internal costs associated with Aevi’s development activities; (ii) payments Aevi makes to third party contract research organizations, contract manufacturers, clinical trial sites and consultants; (iii) technology and intellectual property license costs, including in‑licensing; (iv) manufacturing development costs; (v) personnel related expenses, including salaries, and other related costs, including stock‑based compensation expense, for the personnel involved in product development; (vi) activities related to regulatory filings and the advancement of Aevi’s product candidates through preclinical studies and clinical trials; and (vii) facilities and other allocated expenses, which include direct and allocated expenses for rent, facility maintenance, as well as laboratory and other supplies. All research and development costs are expensed as incurred.
Conducting a significant amount of development is central to Aevi’s business model. Product candidates in later‑stage clinical development generally have higher development costs than those in earlier stages of development, primarily due to the significantly increased size and duration of the clinical trials.
The process of conducting pre‑clinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. The probability of success for each product candidate and clinical trial may be affected by a variety of factors, including, among others, the quality of the product candidate’s early clinical data, investment in the program, competition, manufacturing capabilities and commercial viability. As a result of these uncertainties, together with the uncertainty associated with clinical trial enrollments and the risks inherent in the development process, Aevi is unable to determine the duration and completion costs of current or future clinical stages of its product candidates or when, or to what extent, it will generate revenues from the commercialization and sale of any of Aevi’s product candidates. Development timelines, probability of success and development costs vary widely. Aevi is concurrently focusing on pursuing clinical and pre‑clinical research and development in targeted orphan and rare disease.
General and Administrative Expense
General and administrative expense consists primarily of salaries and other related costs, including stock‑based compensation expense, for persons serving as Aevi’s directors and in Aevi’s executive, finance and accounting functions. Other general and administrative expense includes facility‑related costs not otherwise included in research and development expense, costs associated with industry and trade shows, and professional fees for legal services and accounting services. Aevi expects that its general and administrative expenses will increase and decrease as personnel increase and decrease.
Results of Operations for the Nine Months Ended September 30, 2019 and 2018
Research and Development Expenses
Research and development expenses for the nine months ended September 30, 2019 were $7.90 million, decreasing from $17.43 million for the same period in 2018 primarily driven by a reduction of expenses relating to development of AEVI‑001 in ADHD.
General and Administrative Expenses
General and administrative expenses for the nine months ended September 30, 2019 were $4.64 million, decreasing from $6.85 million for the same period in 2018, due in part to a reduction in the scale of Aevi’s operations.
Financial Income and Expenses
Financial income and expense for the nine months ended September 30, 2019 and 2018 were de minimis.

Results of Operations for the Three Months Ended September 30, 2019 and 2018
Research and Development Expenses
Research and development expenses for the three months ended September 30, 2019 were $2.50 million, decreasing from $5.13 million for the same period in 2018 primarily driven by a reduction of expenses relating to development of AEVI‑001 in ADHD.
General and Administrative Expenses
General and administrative expenses for the three months ended September 30, 2019 were $1.54 million, decreasing from $2.17 million for the same period in 2018, due in part to a reduction in the scale of Aevi’s operations.
Financial Income and Expenses
Financial income and expense for the three months ended September 30, 2019 and 2018 were de minimis.
Results of Operations for the Year Ended December 31, 2018 and 2017
Research and Development Expenses
Research and development expenses for year ended December 31, 2018 decreased to $22.30 million from $25.18 million in 2017. This decrease was primarily driven by a reduction of expenses relating to development of AEVI‑001 in ADHD.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2018 were $8.66 million, decreasing from $9.52 million in 2017, due in part to a reduction in the scale of Aevi’s operations.
Financial Income and Expenses
Financial income and expenses for the years ended December 31, 2018 and 2017 were de minimis.
Liquidity and Capital Resources
Sources of Liquidity
Aevi has financed its operations primarily through issuances of equity.
In the year ended December 31, 2018 and 2017, options and warrants were exercised in consideration of $0.03 million and $0.02 million, respectively, and 8,466 and 6,200 shares of common stock were issued upon such exercises, respectively.
On May 15, 2018, Aevi entered into an Equity Distribution Agreement pursuant to which it may from time‑to‑time issue and sell shares of its common stock having an aggregate offering price of up to $20,000,000 in an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act (the “ATM Facility”). For the year ended December 31, 2018, Aevi sold 5,426,151 shares of common stock at an average purchase price of $0.97 per share of common stock for gross proceeds of $5.28 million and net proceeds after deducting estimated offering expenses of approximately $4.96 million under the ATM Facility.
On October 17, 2017, Aevi sold an aggregate of 22,222,222 shares of its common stock, and warrants exercisable for up to an aggregate of 3,953,904 shares of common stock at a purchase price of $1.26 per share of common stock and accompanying warrants pursuant to that certain securities purchase agreement dated as of August 9, 2017, or the 2017 Funding. The aggregate gross proceeds from the offering to Aevi were approximately $28.00 million and net proceeds after deducting estimated offering expenses were approximately $26.97 million.

Cash Flows for the Nine Months Ended September 30, 2019 and 2018
Aevi had cash and cash equivalents of $2.38 million at September 30, 2019, compared to $12.08 million as of December 31, 2018. The decrease in cash during the nine months ended September 30, 2019 primarily reflected Aevi’s cash expenses for operations.
Net cash used in operating activities of $11.70 million for the nine months ended September 30, 2019 and $19.12 million for the nine months ended September 30, 2018 primarily reflected Aevi’s cash expenses for operations.
Net cash provided by and used in investing activities for the nine months ended September 30, 2019 and 2018 were de minimis.
Net cash provided by financing activities was $2.00 million for the nine months ended September 30, 2019, as a result of Aevi’s royalty agreement. Net cash provided by financing activities was $5.00 million for the nine months ended September 30, 2018, relating to the issuance of common stock under Aevi’s ATM facility.
Cash Flows for the Years Ended December 31, 2018 and 2017
Aevi had cash and cash equivalents of $12.08 million at December 31, 2018 and $33.73 million at December 31, 2017. The decrease in its cash balance during 2018 was primarily related to advancement of its AEVI‑001 ADHD program, offset by the 2018 funding activities.
Net cash used in operating activities of $26.65 million and $33.25 million for the years ended December 31, 2018 and 2017, respectively, primarily reflected its net cash expenses for its operations.
Net cash provided by investing activities for the year ended December 31, 2018 was de minimis.
Net cash provided by financing activities was $5.00 million and $26.99 million for the years ended December 31, 2018 and 2017, respectively, resulting primarily from the issuance of shares of common stock.
Contractual Obligations
The following table sets forth Aevi’s contractual payment obligations as of December 31, 2018 for the periods indicated below:

Contractual Obligations	Total	Less than 1 Year	1 ‑ 3 Years	3 ‑ 5 Years	More than 5 Years and Thereafter
Operating lease obligations	$44,000	$44,000	$—	$—	$—
Purchase obligations	$7,125,000	$4,750,000	$2,375,000	$—	$—
Total	$7,169,000	$4,794,000	$2,375,000	$—	$—
Aevi is a party to license and research and development agreements with universities and other third parties, as well as patent assignment agreements, under which it has obtained rights to patents, patent applications and know‑how. Aevi enters into contracts in the normal course of business with CROs for clinical trials and clinical and commercial supply manufacturing contracts with vendors for preclinical research studies and for other services and products for operating purposes. Its agreements generally provide for termination within 30‑60 days of notice. Such agreements are cancelable contracts and not included in the table of contractual obligations and commitments. Aevi has included as purchase obligations its commitments under agreements to the extent they are quantifiable and are not cancelable. The purchase obligations presented consist solely of its obligations under the Research Agreement with CHOP as of December 31, 2018. Pursuant to the employment agreements of several executives, if terminated without cause, these executives will be entitled to severance pay in the aggregate amount of $2.63 million.

Quantitative and Qualitative Disclosures About Market Risk.
Interest Rate Risk
Aevi has no debt outstanding nor does it have any investments in debt instruments other than highly liquid short‑term investments. Aevi invests a major portion of its cash surplus in money market funds in the United States. Given the historic low levels of interest rates, Aevi estimates that a further decline in the interest rate it is receiving will not result in a material adverse effect to its business. Accordingly, Aevi considers its interest rate risk exposure to be insignificant at this time.
Funding Requirements
Aevi’s future capital requirements will depend on a number of factors, including its success in targeting rare and orphan disease candidates, the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the acquisition of licenses to new products or compounds, the status of competitive products, the availability of financing, and its success in developing markets for its product candidates.
Aevi believes that cash on hand will be sufficient to enable it to fund its operating expenses and capital expenditure requirements (not including repayment of the CHOP Note) into the fourth quarter of 2019. Aevi has based this estimate on assumptions that may prove to be wrong and it could use its available resources sooner than it currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of Aevi’s product candidates, Aevi is unable to estimate the amounts of increased capital outlays and operating expenditures associated with its current and anticipated clinical trials.
Aevi does not anticipate that it will generate revenue from the sale of products for several years, if at all, or more given the uncertainty of drug development. Absent significant corporate collaboration and licensing arrangements, Aevi will need to finance its future cash needs through additional public or private equity offerings or debt financings in 2019. Aevi does not currently have any commitments for future external funding. Aevi may need to raise additional funds more quickly if one or more of its assumptions prove to be incorrect or if it chooses to expand its product development efforts more rapidly than it presently anticipates. Aevi may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities, if convertible, could result in dilution to Aevi’s stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict Aevi’s operations.
In light of Aevi’s decision to discontinue the AEVI‑001 program in ADHD, its board of directors commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value. These alternatives could include, among others, continuing to execute Aevi’s business plan, issuing or transferring shares of its common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of Aevi, or some combination of these. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that Aevi’s board of directors will determine that continuing its current business operations is in the best interests of Aevi’s stockholders.
On April 2, 2019, Aevi received a notification from The Nasdaq Stock Market (“Nasdaq”) stating that it no longer complied with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5450(b)(1)(A) for continued listing on the Nasdaq Global Market because its stockholder’s equity, as reported in Aevi’s Annual Report on Form 10‑K for the year ended December 31, 2018, had fallen below $10 million. The notification also indicated that Aevi did not meet the alternative compliance standards set forth in Nasdaq Listing Rule 5450(b).
On August 6, 2019, Aevi received a written notice (the “Notice”) from Nasdaq. As described in the Notice, Aevi had not regained compliance with Nasdaq’s minimum bid price rule, Listing Rule 5550(a)(2) or minimum stockholders’ equity requirement under Nasdaq Listing Rule 5450(b)(1)(A). Although Aevi had stockholder approval to enable it to implement a reverse stock split, Aevi needed to maintain a bid price of $1.00 or greater for a minimum of 10 consecutive business days in order to regain compliance with the rules.

Accordingly, Nasdaq determined that Aevi’s securities would be scheduled for delisting from the Nasdaq Global Market and would be suspended on August 15, 2019. On August 13, 2019, Aevi requested an oral hearing to appeal the decision of Nasdaq to delist the Aevi’s securities.
On October 9, 2019, the Nasdaq Hearing’s Panel issued a decision granting (i) the request for transfer of Aevi’s common stock from the Nasdaq Global Market to the Nasdaq effective at the open of business on October 15, 2019 and (ii) the request for continued listing of Aevi’s common stock on the Nasdaq pursuant to an exception through February 3, 2020. Such exception is subject to the conditions that on or before February 3, 2020 (i) Aevi must demonstrate a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days and (ii) Aevi must have stockholders’ equity above $2.5 million. If Aevi does not regain compliance with the minimum bid price and stockholders’ equity requirements by February 3, 2020 or, based on any significant events that occur during the extension period, the Panel reconsiders the extension, Nasdaq could delist Aevi’s common stock from the Nasdaq. Aevi does not currently intend to implement a reverse stock split and may not regain compliance by February 3, 2020.
Critical Accounting Policies
Aevi’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Aevi to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Aevi evaluates these estimates and judgments, including those described below. Aevi bases its estimates on its historical experience and on various other assumptions that it believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates.
While Aevi’s significant accounting policies are more fully described in Note 2 to its financial statements included in Exhibit 99.2 and Exhibit 99.3 of this Form 8-K, Aevi believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating Aevi’s reported financial results and affect the more significant judgments and estimates that Aevi uses in the preparation of its financial statements.
Stock‑Based Compensation
Aevi accounts for stock options granted to employees and directors according to the Accounting Standards Codification No. 718 (ASC 718) “Compensation—Stock Compensation.” Under ASC 718, stock‑based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as an expense over the requisite service period on a straight‑line basis.
For the purpose of valuing options granted to Aevi’s employees and directors during the nine months ended September 30, 2019 and 2018, Aevi used the Binomial options pricing model. To determine the risk‑free interest rate, Aevi utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the contractual life of Aevi’s awards. Aevi estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of its business model as currently forecast. The expected dividend yield reflects Aevi’s current and expected future policy for dividends on its common stock. The expected stock price volatility for Aevi’s stock options was calculated by examining historical volatilities for publicly traded industry peers and blending in its historical volatility. Aevi will continue to analyze the expected stock price volatility as more historical data for its common stock becomes available. After adoption of ASU 2016‑09 in the first quarter of 2017, Aevi recognizes forfeitures as they occur.
Off‑Balance Sheet Arrangements
CHOP License Agreement and Research Agreement
In November 2014, Aevi entered into a license agreement, or the License Agreement, and a sponsored research agreement, or the Research Agreement, each with CHOP. Under the terms of the License Agreement, CHOP granted Aevi (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets, (ii) an exclusive, non‑sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, or the Biobank. In February 2017, Aevi amended the License Agreement. The amendment allows Aevi to extend the period of its exclusive commercial access to the Biobank for rolling two‑year periods.

The cost of the first extension was $197,603 with each subsequent extension costing $125,000. Aevi has exercised such option in each of 2017 and 2018. The amendment also allows Aevi to extend the Research Agreement for rolling two‑year periods in connection with it extending its exclusive commercial access to the Biobank under the License Agreement.
In December 2015, Aevi entered into an amendment to the Research Agreement, which amendment (i) set the payment schedule under such agreement through March 2017 and (ii) granted Aevi the right to extend the term of the Research Agreement until November 12, 2017. In February 2017, Aevi entered into a second amendment to the Research Agreement, which extended the term of the Research Agreement through June 30, 2018. This amendment also granted Aevi rights to continually extend the term of the Research Agreement by one year by giving CHOP written notice of extension no later than one year prior to the expiration of the then‑current term of the Research Agreement. In June 2017, Aevi extended the term of the Research Agreement through June 30, 2019, and in June 2018, it extended the term of Research Agreement through June 30, 2020. $5.94 million was due for the Research Agreement in 2018. $4.75 million due under the Research Agreement in 2019, and in the first half of 2020, $2.38 million will be due.
In March 2019, Aevi reached agreement with CHOP to further amend the Research Agreement and the License Agreement (the “CHOP Amendments”). The CHOP Amendments allow Aevi to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for the CHOP Note which matures September 30, 2019 and is secured by all of Aevi’s intellectual property and other assets. At maturity, and at CHOP’s option, the CHOP Note will be payable in cash or a number of shares of Aevi’s common stock calculated based on the price of Aevi’s common stock at such time; provided, however, if conversion upon such election would cause CHOP and its affiliates including the CHOP Foundation to own, in the aggregate, in excess of 47.5% of the then‑outstanding shares of Aevi’s common stock (after giving effect to such conversion), then CHOP would only receive the number of shares of Aevi’s common stock such that CHOP and its affiliates including the CHOP Foundation would own, in the aggregate, 47.5% of the then outstanding shares of Aevi’s common stock (after giving effect to such conversion), and the balance of the CHOP Note would be payable to CHOP in cash. Depending on the price of Aevi’s common stock at the time of such conversion, the percentage conversion cap discussed above may result in a significant amount of the CHOP Note payable to CHOP in cash. In such case, depending on the amount, Aevi may not have enough cash on hand for such cash payment. Based on Aevi’s closing stock price of $0.15 as of the close of business on September 30, 2019, the $3.17 million reflected on the balance sheet relating to the CHOP Note and CHOP’s current ownership of 18,424,036 shares of common stock, excluding its ability to exercise warrants and options, a cash payment would not be required as a result of the percentage conversion cap, if so elected.
The CHOP Amendments with respect to the Research Agreement and the License Agreement prohibits the assignment or sublicense of CHOP’s intellectual property without CHOP’s prior written consent, allows CHOP to terminate the Research Agreement and the License Agreement upon a change of control without CHOP’s prior written consent, reduces the period of time during which Aevi has to exercise its options to license new intellectual property of CHOP and to negotiate the terms of any such license and requires Aevi to meet certain diligence requirements related to acquiring rights to and commencing a clinical trial for a viable molecule that addresses the optioned intellectual property.
Furthermore, Aevi has agreed until the later of repayment in full of the CHOP Note or June 30, 2020, it has agreed to only undertake an equity financing (including convertible notes) if the net proceeds of such financing provide at least six months of cash to sustain its operations; provided, that CHOP will have a right of first refusal to purchase any or all equity proposed to be issued in such financing on equivalent terms.
On November 18, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of the CHOP Note until December 15, 2019, with an automatic further extension to February 15, 2020, upon the occurrence of certain circumstances, which included entering into the Merger Agreement. In addition, pursuant to the Agreement, the principal amount of the CHOP Note was increased to $4,354,166.63, and it increased to $4,749,999.96 on December 15, 2019 as a result of the automatic extension having been triggered and it will increase to $5,145,833.29 if the CHOP Note is still outstanding on January 15, 2020. In addition, Aevi agreed that immediately prior to the consummation of a change of control transaction, the CHOP Note will convert into a number of shares of Aevi common stock equal to one‑third of the shares of Aevi common stock outstanding at such time.
Development and Option Agreement, with Kyowa Hakko Kirin Co., Ltd. (KHK) related to AEVI‑002
In June 2016, Aevi entered into the Development and Option Agreement with KHK pursuant to which it acquired certain rights with respect to the development and potential commercialization of AEVI‑002, the Antibody. If Aevi exercises its option under the Development and Option Agreement, KHK has 60 days to select one of two development and commercialization structures as follows:
PLAN A: Co‑Development/Co‑Commercialization Arrangement
If KHK selects the co‑development/co‑commercialization arrangement (Plan A), Aevi will have the exclusive right to develop, manufacture and commercialize the Antibody Licensed Products in the Field in the United States and Canada. Aevi will also be responsible for development and regulatory approval of the first Antibody Licensed Product in the European Union and then transferring such regulatory approval to KHK or its designee. Aevi will be responsible for the manufacture of the Antibody Licensed Products for use by the parties in clinical trials as well as for commercialization in their respective fields and/or territories, with KHK purchasing the Antibody Licensed Products from Aevi.
Aevi will be required to pay KHK an initial license fee in the low single‑digit millions of dollars upon the co‑development/co‑commercialization arrangement becoming effective. Aevi may pay KHK up to an additional $18 million upon the achievement of certain regulatory milestones related to the Antibody Licensed Products. The parties will share the anticipated costs of development of the first Antibody Licensed Product in the Field in the United States, Canada and the European Union with Aevi being responsible for any costs in excess of an agreed cap. The parties will split profits from Aevi’s sales of Antibody Licensed Products in the United States and Canada equally. KHK will pay Aevi low double‑digit royalties for sales of Antibody Licensed Products outside the United States and Canada and outside the Field in the United States and Canada.
PLAN B: Licensing Arrangement
If KHK selects the licensing arrangement (Plan B), Aevi will have the exclusive right to develop, manufacture and commercialize the Antibody Licensed Products in the Field in the United States, Canada and the European Union. Aevi will be responsible for the manufacture of the Antibody Licensed Products for use by the parties in clinical trials as well as for commercialization in their respective fields and/or territories.
Aevi will be required to pay KHK an initial license fee in the low single‑digit millions of dollars upon the licensing arrangement becoming effective. Aevi may pay KHK up to an additional $28 million upon the achievement of certain regulatory milestones related to the Antibody Licensed Products. The parties will split profits from Aevi’s sales of Antibody Licensed Products in the United States, Canada and the European Union with Aevi being entitled to approximately 74% of such profits and KHK being entitled to approximately 26% of such profits. KHK will pay Aevi low double‑digit royalties for sales of Antibody Licensed Products outside the United States, Canada and the European Union and outside the Field in the United States, Canada and the European Union. Aevi will be responsible for costs of development of Antibody Licensed Products in the United States, Canada and the European Union. KHK will have the right to purchase the Antibody Licensed Products from Aevi.
Research Collaboration and Option Agreement with Kyowa Hakko Kirin Co., Ltd. (KHK) related to AEVI‑005
During 2018, Aevi expanded its collaboration with KHK by entering a Research Collaboration and Option Agreement related to AEVI‑005. AEVI‑005 is the second monoclonal antibody Aevi is developing as part of its ongoing collaboration with KHK. Aevi is studying AEVI‑005 in an undisclosed ultra‑orphan auto‑immune pediatric disease. Aevi initiated a preclinical research program with AEVI‑005 in the second quarter of 2018.
Exclusive License Agreement with OSI Pharmaceuticals, LLC, a subsidiary of Astellas
In July 2019, Aevi entered into an exclusive license agreement with OSI Pharmaceuticals, LLC, an indirect wholly owned subsidiary of Astellas, for the worldwide development and commercialization of Astellas’ novel, second generation mTORC1/2 inhibitor, AEVI‑006. Under the terms of the license agreement, Aevi paid Astellas an up‑front license fee of $500,000 and Astellas will be eligible to receive milestones payments based upon the achievement of specified development and regulatory milestones. Upon commercialization, Astellas will be entitled to a tiered, single‑digit royalty on worldwide annual net sales. Aevi is fully responsible for the development and commercialization of the program.

Royalty Agreement with Certain Related Parties
In July 2019, Aevi entered into a royalty agreement with Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children’s Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil in exchange for a one‑time aggregate payment of $2 million, which Aevi refers to as the Royalty Agreement. Collectively, the investors will be entitled to an aggregate amount equal to a low‑single digit percentage of the aggregate net sales of the OSI Products. At any time beginning three years after the date of the first public launch of an OSI Product Aevi may exercise, at its sole discretion, a buyout option that terminates any further obligations under the Royalty Agreement in exchange for a payment to Investors of an aggregate of 75% of the net present value of the royalty payments.
Exclusive License Agreement with AstraZeneca
In August 2019, Aevi obtained the right to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca, for a Phase 2‑ready fully human monoclonal antibody that targets interleukin 18, or IL‑18, AEVI‑007. Under the terms of the agreement, Aevi will have the right to exercise an exclusive global license to develop and commercialize AEVI‑007. In December 2019, Aevi exercised the option and paid AstraZeneca a combined mid‑single digit millions in cash and equity upon execution of the option, up to $162 million upon achievement of certain development and sales‑related milestones and tiered low double‑digit royalties on global annual product sales. Aevi will be fully responsible for the development and commercialization of the program.